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                                                                    EXHIBIT 99.1



Northern Border                             News      13710 FNB Parkway
Partners, L.P.                              Release   Omaha, Nebraska 68154-5200

                                            For Further Information
                                            Contact:

                                            Media Contact:
                                            Beth Jensen
                                            (402) 492-3400

                                            Investor Contact:
                                            Ellen Konsdorf
                                            (402) 492-7500


NORTHERN BORDER PARTNERS, L.P. RECORDS NON-CASH CHARGES
TO REFLECT IMPAIRMENTS AND UPDATES GUIDANCE

FOR IMMEDIATE RELEASE: WEDNESDAY, OCTOBER 1, 2003

         OMAHA - Northern Border Partners, L.P. (NYSE - NBP) today announced that it will record non-cash charges of approximately $219 million or $4.73 per unit to reflect asset and goodwill impairments for its natural gas gathering and processing business segment. The Partnership recently concluded impairment analyses and as a result will record the charges in the third quarter 2003.

         "The impairment analyses involve long-term forecasting of our gathering and processing businesses, particularly the dynamics of the gas gathering business in the Powder River Basin," said Bill Cordes, chairman and chief executive officer of Northern Border Partners. "Rates of decline in production from coal bed methane wells are greater than expected. Also delays in developing overall production by Powder River area producers have caused us to reduce our long-term outlook for this segment."

         "Although the gas gathering segment has not performed as expected, this business provides important gathering services to the producers in the Powder River Basin," Cordes said. "We will be working with those producers to restructure the commercial
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and operational aspects of our gathering business in an effort to improve its performance."

         The impairment charges will not impact the Partnership's earnings before interest, taxes, depreciation and amortization (EBITDA), which is projected for the full year 2003 to be in the range of $343 million to $346 million, including $58 million to $60 million for the gathering and processing segment. Net income for 2003, exclusive of the impairment charges, is expected to be $131 million ($2.65 per unit) to $134 million ($2.71 per unit), which is slightly higher than the Partnership's previous guidance. Including the impairment charges, the Partnership expects to report a net loss for 2003 of $85 million to $88 million, or a loss per unit of $2.02 to $2.08. As previously reported, 2003 results include an after-tax gain of $4.9 million or $0.10 per unit, relating to the June sale of the Gladys and Mazeppa processing plants located in Alberta, Canada.

         Distributable cash flow per unit for 2003 is expected to be in the range of $4.10 to $4.15, compared to the Partnership's indicated annual distribution rate of $3.20.

         The impairment analyses were performed in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangibles and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 142 applies to goodwill for consolidated subsidiaries and became effective January 1, 2002. Under the standard, companies no longer amortize goodwill but are required to perform annual assessments of whether the book value of the goodwill is impaired. As indicated in the Partnership's second quarter 2003 10-Q, the annual SFAS No. 142 impairment test was accelerated from the fourth quarter to the third quarter due to lower throughput volumes experienced and anticipated in the Powder River gathering systems. Northern Border Partners also performed an analysis of the carrying value of all of the tangible assets in the natural gas gathering and processing business segment under SFAS No. 144. The impairment charges are comprised of approximately
$76 million related to the tangible assets in the Powder River Basin and approximately $143 million for the goodwill related to the gas gathering and processing segment.

         Northern Border Partners will host a conference call Thursday, October 2, 2003 at 9:30 a.m. Eastern time to discuss this development and update its 2003 guidance. Interested parties may listen via the Internet live or on a replay basis through the

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Partnership's website at http://www.northernborderpartners.com. The call will also be archived through October 24, 2003 on Northern Border Partners' website.

         A replay of the call will be available through October 9, 2003 by dialing, toll free in the United States and Canada, 800-405-2236 and entering passcode number 554792#.

         The Partnership has disclosed forecasted EBITDA and distributable cash flow amounts in this press release. These amounts are non-GAAP financial measures. Management believes EBITDA provides useful information to investors as a measure of comparability to peer companies. However, EBITDA calculations may vary slightly from company to company, so the Partnership's computation of EBITDA may not be comparable to other companies. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments. A reconciliation of forecasted EBITDA and distributable cash flow to forecasted net income is included in the financial information available on the Partnership's website at www.northernborderpartners.com. Forecasted EBITDA is reconciled to net income rather than to cash flows from operating activities, since the Partnership does not forecast cash flows from operating activities. Because EBITDA, distributable cash flow, and net income are forecasted, they are subject to numerous uncertainties outside our control and therefore constitute forward-looking statements.

         Northern Border Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership owns and manages natural gas pipelines and is engaged in the gathering and processing of natural gas. More information can be found at http://www.northernborderpartners.com/.





This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include natural gas development in the Western Canadian Sedimentary Basin; the rate of development of gas fields near the Partnership's natural gas gathering systems in the Powder River, Wind River, and Williston Basins; regulatory actions and receipt of expected regulatory clearances; competitive conditions in the overall natural gas and electricity markets; performance of contractual obligations by the shippers; prices of natural gas and natural gas liquids; developments in the voluntary petition for bankruptcy including Enron's formation of CrossCountry Energy, of which Northern Plains and Pan Border would be a part; potential regulation under Public Utilities Holding Company Act; actions by rating agencies; our ability to renegotiate gathering contracts with producers; our ability to control operating costs; and conditions in the capital markets and our ability to access the capital markets.